EXHIBIT 99.1
                                                                  ------------


May 1, 2007


Dear Trenwick Group Limited Shareholders

Further to our previous annual update to the shareholders of the Company dated 30 March 2006 filed with the US Securities and Exchange Commission ("SEC") on Form 8-K, we are writing to briefly update you on the progress of the liquidation of Trenwick Group Ltd ("the Company") over the last year.

1.  COMPANY BACKGROUND

In August 2003, insolvency proceedings were initiated in both the United States and Bermuda. The Supreme Court of Bermuda ordered that Michael Morrison, of KPMG Financial Advisory Services Limited in Bermuda, and John Wardrop of KPMG LLP in England be appointed Joint Provisional Liquidators to the Company (the "Joint Provisional Liquidators") and the Company's subsidiary company, LaSalle Re Holdings Limited ("LSRH").

Concurrently Trenwick America Corporation ("TAC"), along with the Company and LSRH, filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"), to run in parallel with the provisional liquidation in Bermuda. In 2003 and 2004, the Bankruptcy Court approved the sale of the Company's former UK based affiliates and the reorganization of TAC, the holding company of the Company's US insurance entities, pursuant to which these former affiliates were separated and are no longer affiliated in any respect with the Company or LSRH. Since there were insufficient assets to support the reorganization of the Company and LSRH, the Bankruptcy Court dismissed the Company and LSRH from the US proceedings in 2004 in deference to the ongoing Bermudian liquidation proceedings.

Following the dismissal of their chapter 11 cases the Joint Provisional Liquidators of the Company and LSRH filed petitions under section 304 of the Bankruptcy Code and applications for certain injunctive relief (the "304 Petitions") with the Bankruptcy Court. The impetus behind the 304 Petitions was to investigate, and, if appropriate, prosecute various claims and causes of action that might exist in favour of the Company and LSRH. The relief sought in the 304 Petitions was granted by court orders dated 26 May 2005.

The Company was placed into liquidation by the Supreme Court of Bermuda on 4 November 2005 and LSRH was placed into liquidation by the Supreme Court of Bermuda on 15 April 2005.

2.  CURRENT POSITION

The first meeting of the Company's creditors and contributories (the "Meeting") was held on 28 April 2006, at the Company's registered office, to consider and to vote on:

a)  who should be appointed as the permanent liquidator of the Company; and

b) whether a formal committee of inspection should be appointed and, if so, who should be a member of said committee of inspection.

Following the Meetings, by Order of the Supreme Court of Bermuda dated May 18 2006, it was ordered that Mike Morrison and John Wardrop be appointed as Joint Liquidators of the Company without a Committee of Inspection.

3. DUTIES AND FUNCTION OF THE JOINT LIQUIDATORS

Shareholders of the Company should note that the primary duty of the Joint Liquidators is to the Company's creditors.

The function of the Joint Liquidators will be to realise the assets of the Company and, ultimately, distribute such assets to the Company's creditors. In the event that a surplus remains after the distributions to the Company's creditors are made, the permanent liquidator shall distribute such surplus to the Company's equity security holders.

4.  MAJOR ASSETS & TIMING OF CLOSURE OF LIQUIDATION

The Company currently has no unencumbered cash assets with which to cover the liquidation expenses and therefore the costs and expenses of the liquidation are being funded primarily by the Company's creditors.

The timing of the completion of the Company's liquidation is dependent on the realisation of its assets, the principal asset being the Company's 100% ordinary voting shareholder interest in LSRH whose principal asset, in turn, is its 100% ordinary voting shareholder interest in its subsidiary LaSalle Re Ltd ("LaSalle").

4.1 LaSalle

LaSalle is a Bermudian Class 4 registered reinsurance company that has been in run-off since 2002. As at December 31, 2006 LaSalle's unaudited balance sheet showed shareholders' funds of approximately US$25.2 million. LaSalle also has an economic interest in its underwriting subsidiaries at Lloyd's of London. LaSalle has not been in compliance with the Bermudian insurance solvency regulations and therefore is currently not authorised to pay any dividends to its parent until such time it has extinguished its current insurance liabilities. Absent any accelerated closure mechanism, it is possible that the normal course run-off of LaSalle would continue for at least five years. However, as an accelerated closure mechanism, LaSalle has proposed a Scheme of Arrangement under Section 99 of the Bermuda Companies Act 1981 (the "Scheme") with its creditors.

The Scheme was approved by LaSalle's creditors and was sanctioned by the Court on April 27, 2007. Now that the Scheme has been implemented it will materially shorten the time necessary to finalise LaSalle's closure. The Scheme is expected to terminate LaSalle's remaining insurance liabilities by the end of 2007, after which it should be possible to distribute LaSalle's shareholder surplus to the Company in the first half of 2008. The exact quantum of this distribution from LaSalle will be dependant on the level of claims received by LaSalle in the Scheme and the underlying value of LaSalle's economic interest in its underwriting subsidiaries at Lloyd's of London.

It should be noted that the Company would only receive dividends from LSRH in the event that there is a surplus of available funds following the payment of LSRH's liquidation expenses and the full satisfaction of each of the claims and interests held by LSRH's creditors and preference shareholders.

4.2 Senior notes issued by Trenwick America Corp

In the Joint Provisional Liquidators annual update to shareholders, dated March 2006, it was advised that the Company's subsidiary Trenwick Bermuda ("TB") had asserted a $23 million inter-company claim in TAC's chapter 11 case. This claim was the subject of an objection (the "Objection"), filed by the post-Effective Date successor entity to TAC's Official Committee of Unsecured Creditors (the "TAC Litigation Trust"). The Objection sought, among other things, to recharacterize the claim as equity or, in the alternative, to disallow or equitably subordinate the claim.

The Joint Provisional Liquidators reached a compromise with the TAC Litigation Trust during the year. The compromise was for a consideration of US$5 million in the form of senior notes issued by reorganized TAC and receivable by TB. The US$5 million in senior notes have been assigned by TB to the Company (the "Senior Notes"). The compromise between the Company and TAC was approved by the Supreme Court of Bermuda by an Order dated April 6, 2006 and subsequently by the United States Bankruptcy Court for the District of Delaware by an Order dated May 15, 2006.

The liquidation of the Company cannot be completed until the earlier of the date that all possible realisations from LaSalle and certain other subsidiaries has been received, or all of the Company's creditors have been paid in full. Given the inherent uncertainty surrounding the outcome of the TAC reorganisation, it is very difficult to determine whether TAC will be able to make any distributions in respect of the Senior Notes.

5.  THE COMPANY'S CREDITORS

The Company and LSRH issued guarantees and pledged security to a syndicate of banks (the "LoC Bank Group") which provided letters of credit to support Trenwick's underwriting at Lloyd's of London. Based on the limited currently available information, the Joint Liquidators understand that it is likely that a portion of the letters of credit will be drawn down and that therefore the LoC Bank Group will rank as creditors against the Company and LSRH. The LoC Bank Group's collateral package formerly included the Company's shares in LSRH and LSRH's shares in LaSalle, all of which were pledged to the LoC Bank Group as security for the aforementioned letters of credit. However, in 2006 the LoC Bank Group notified the Joint Provisional Liquidators of their intention to cancel their security over the Company and LSRH.

6.  MAJOR LIABILITIES - PREFERRED SHARES

The Joint Liquidators understand that LSRH Series A Preferred Shares are entitled to receive (i) a preference dividend in a liquidation of $25 per share, and (ii) accrued but unpaid dividends in a liquidation prior to payments to other shareholders. However, these amounts are only payable to the extent that there are assets remaining following the payment of LSRH's liquidation expenses and the full satisfaction of each of the claims held by LSRH's creditors (including the LoC Bank Group). Nevertheless, the Joint Liquidators recognize that, should there be any funds available for distribution to shareholders of LSRH in a liquidation, holders of LSRH Series A Preferred Shares would hold a priority position over LSRH's common shareholders to the extent described above.

7.  PROSPECTS FOR HOLDERS OF COMMON SHARES OF THE COMPANY

Based on what the Joint Liquidators have learned in their role to date, and without conducting any investigation into the issue, it is uncertain to the Joint Liquidators that the holders of the Company's common shares will receive any distribution from the liquidation of the Company.

8.  FUTURE REPORTING

The Joint Liquidators intend to continue to limit the Company's public announcements in the future to material events relating to the Company's winding-up (liquidation) proceedings in Bermuda. We intend to disclose any such event to the public by filing with the US Securities and Exchange Commission ("SEC") a current report on Form 8-K. Subject to the resources available to the Company, we expect to provide an update on the status of the Company's affairs at least annually. Reports on the Company's affairs are not mailed to shareholders of the Company, unless we are required to do so or unless we believe, in our sole judgment, that it is in the best interest of the Company's shareholders.

The Company's current reports on Form 8-K are available free of charge at the SEC's website WWW.SEC.GOV.

We hope that the background provided in this letter is useful to you.

Yours faithfully                                Yours faithfully



/s/ Mike Morrison                               /s/ John Wardrop
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Mike Morrison                                   John Wardrop
Joint Liquidator                                Joint Liquidator